EXHIBIT 3.2

                  AMENDMENTS TO AMENDED AND RESTATED BYLAWS OF
                        CAPITAL SENIOR LIVING CORPORATION



        The amendments to Sections 6.7-6.15 of Article Six of the Amended and Restated Bylaws (the "Bylaws") of Capital Senior Living Corporation (the "Corporation") set forth below were duly adopted by the Board of Directors of the Corporation at a special meeting of the Board of Directors held March 22, 1999.

        A new Section 6.7 shall be inserted between current Sections 6.6 and 6.7 of the Bylaws to read as follows:

                      "6.7 Chairman.  Subject to the supervision of the board of directors, the chairman of the Corporation shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. The chairman shall have such other powers and duties as may be prescribed by the board of directors."

        The Sections of Article Six numbered 6.7-6.15 shall be renumbered 6.8-6.16 respectively and follow immediately after newly inserted Section 6.7.

        The foregoing amendments to the Bylaws were effective as of March 22, 1999.


                                               CAPITAL SENIOR LIVING CORPORATION



                                               By:     /s/ James A. Stroud
                                                       -------------------------
                                                      James A. Stroud, Secretary